                             Exhibit 99.1
CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, October 1, 2020 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today announced its second acquisition of 2020.

The Company has acquired a 70% interest in a business that manages six hospital-owned outpatient clinics. The management and services contracts have been in place for a number of years with the new contracts, which just commenced, for an additional five years. The purchase price for USPH’s interest is approximately $4 million.

Chris Reading, Chief Executive Officer, stated “Our Company has quickly rebounded from the Covid-19 pandemic and this acquisition is just one more step directionally toward returning to normal.  We are extremely excited about this partnership which we believe we can grow with our very talented and capable new partner leading the charge.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 550 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.